UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934, OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                              Commission File Number   333-13226
                                              ----------------------------------

                       ROGERS WIRELESS COMMUNICATIONS INC.
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             (Exact name of registrant as specified in its charter)

                             ONE MOUNT PLEASANT ROAD
                                   16TH FLOOR
                            TORONTO, ONTARIO M4Y 2Y5
                                     CANADA
                                 (416) 935-1100
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        CLASS B RESTRICTED VOTING SHARES
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            (Title of each class of securities covered by this Form)

                                      None
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      (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)        [X]     Rule 12h-3(b)(1)(ii)  [ ]
         Rule 12g-4(a)(1)(ii)       [ ]     Rule 12h-3(b)(2)(i)   [X]
         Rule 12g-4(a)(2)(i)        [X]     Rule 12h-3(b)(2)(ii)  [ ]
         Rule 12g-4(a)(2)(ii)       [ ]     Rule 15d-6            [X]
         Rule 12h-3(b)(1)(i)        [X]

Approximate  number of holders of record as of the certification or notice date:
Two

     Pursuant to the requirements of the Securities Exchange Act of 1934, Rogers Wireless Communications Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE:  January 4, 2005          By:  /s/  Graeme McPhail
                                    ------------------------------
                                    Name:  Graeme McPhail
                                    Title:    Vice President,
                                              Associate General Counsel